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                                                                EXHIBIT 23.4

                       CONSENT OF INDEPENDENT ACCOUNTANTS

        We consent to the incorporation by reference in this registration
statement on Form S-4 (File No. 333-      ) of WorldCom, Inc. of our report
dated February 14, 1996, except for Note 20 as to which the date is April 16, 1996, on our audits of the consolidated financial statements of MFS Communications Company, Inc. as of December 31, 1995 and 1994, and for the three years in the period ended December 31, 1995, which report is included in WorldCom, Inc.'s Current Report on Form 8-K/A as amended on November 4, 1996 and MFS Communications Company, Inc.'s Annual Report on Form 10-K. We also consent to the reference to our firm under the caption "Experts".




Coopers & Lybrand L.L.P.
Omaha, Nebraska
November 12, 1996